Exhibit 99.1

MATERION CORPORATION REPORTS SECOND QUARTER 2016 FINANCIAL RESULTS
AND UPDATED OUTLOOK FOR 2016

MAYFIELD HEIGHTS, Ohio - July 28, 2016 - Materion Corporation (NYSE:MTRN) today reported second quarter 2016 financial results.

▪	Net sales for the second quarter of 2016 were $249.8 million compared to $235.5 million for the first quarter of 2016.

▪	Second quarter 2016 value-added sales were $153.9 million, up 7% from first quarter 2016 value-added sales of $143.9 million.

▪	Second quarter 2016 earnings were $0.27 per share, diluted, in-line with first quarter 2016 earnings of $0.27 per share, diluted.

▪	Second quarter 2016 adjusted earnings were $0.31 per share, diluted, up 15% from first quarter 2016 earnings of $0.27 per share, diluted.

▪	The Company is narrowing the full-year adjusted earnings guidance to $1.30 to $1.40 per share, diluted, from the previous annual guidance range of $1.30 to $1.55 per share, diluted.

SECOND QUARTER 2016 RESULTS

Net sales for the second quarter were $249.8 million, compared to net sales of $235.5 million in the first quarter of 2016 and $276.9 million for the second quarter of 2015. Value-added sales were $153.9 million in the second quarter of 2016, up sequentially 7% from the first quarter of 2016 value-added sales of $143.9 million and down compared to value-added sales of $162.4 million for the second quarter of 2015.

The sequential growth in value-added sales in the second quarter of 2016 compared to the first quarter of 2016 was primarily due to stronger demand from customers in the consumer electronics, industrial components and telecommunications infrastructure markets. New product sales accounted for 11% of total value-added sales in the quarter. The year-over-year decline in value-added sales in the second quarter was due almost entirely to the lack of raw material beryllium hydroxide sales in 2016.

Net income for the second quarter of 2016 was $5.5 million, or $0.27 per share, diluted. This compares to net income of $5.4 million for the first quarter of 2016 and net income of $9.1 million for the second quarter of the prior year. Adjusted earnings for the second quarter of 2016, which excludes due diligence costs for potential acquisitions, a discrete tax benefit and legacy environmental costs, were $0.31 per share, diluted, up 15% above first quarter 2016 earnings of $0.27 per share, diluted.

For the first six months of 2016, net sales were $485.3 million compared to net sales of $566.9 million for the same period of last year. Value-added sales for the first six months of 2016 were $297.8 million, compared to $325.0 million for the same period last year. The 8% year-over-year decline in value-added sales is primarily reflective of the absence of raw material beryllium hydroxide sales and a decrease in product sales into the oil and gas exploration market.

Year-to-date net income was $10.9 million or $0.54 per share, diluted, as compared to $18.1 million or $0.88 per share, diluted, in the comparable period of the prior year. Excluding special items in both periods, earnings for the first half of 2016 were $11.5 million, or $0.57 per share, diluted, as compared to $16.8 million, or $0.82 per share, diluted, for the same period last year. The $5.3 million decrease in year-to-date adjusted earnings is driven by foreign exchange rate impacts, primarily the lack of foreign exchange hedge gains in 2016, and the temporary loss of beryllium hydroxide sales.

CHAIRMAN’S COMMENTS

Richard J. Hipple, Chairman, President and Chief Executive Officer, stated, “The sequential value-added sales and earnings improvement we experienced in the second quarter of 2016 in spite of a difficult global economic environment is encouraging. We anticipate continued sequential growth in the second half of 2016 as we are making progress on both our organic and inorganic growth initiatives.”

BUSINESS SEGMENT REPORTING

Performance Alloys and Composites

Net sales for Performance Alloys and Composites in the second quarter of 2016 were $97.7 million compared to net sales of $107.7 million in the second quarter of 2015 and $90.6 million in the first quarter of 2016. Value-added sales were $83.4 million in the second quarter of 2016, compared to $91.5 million in the second quarter of 2015 and up sequentially 7% or $5.2 million from the first quarter of 2016. The year-over-year decline in sales was driven by the decrease in raw material beryllium hydroxide sales, as segment product sales were flat with the prior year period. The sequential improvement in value-added sales was driven by customers in the consumer electronics and industrial components end markets, particularly in the Asia region.

Operating profit for the second quarter of 2016 was $0.2 million as compared to $9.3 million for the same period last year and down sequentially from the $1.5 million of operating profit recorded in the first quarter of 2016. The reduction in operating profit is due to the lack of foreign exchange hedge gains, the temporary loss of beryllium hydroxide sales, higher operating costs and unfavorable product mix. The poor product mix partially reflects the decrease in sales of oil and gas related products offset by growth in strip product sales in Asia.

Advanced Materials

Advanced Materials’ net sales for the second quarter of 2016 were $113.6 million, which compares to second quarter 2015 net sales of $131.4 million and $108.1 million net sales for the first quarter of 2016. Value-added sales for the second quarter of 2016 were $47.0 million, up 1% compared to the second quarter 2015 value-added sales of $46.7 million and up 12% as compared to the first quarter 2016 value-added sales of $42.1 million. The sequential improvement in value-added sales was primarily driven by strength from customers serving the consumer electronics end market.

Operating profit for the second quarter of 2016 was $7.3 million, flat with the operating profit of $7.4 million in the second quarter of 2015 and up sequentially 40% from the $5.2 million of operating profit in the first quarter of 2016. Operating profit as a percent of value-added sales in the second quarter of 2016 was 16%, up approximately 300 basis points sequentially, as compared to the first quarter of 2016. The sequential improvement is primarily due to increased sales volumes with consumer electronics customers as our strategy to penetrate the broader semiconductor market is gaining traction.

Other

The Other segment includes the operating results of the Precision Coatings group and unallocated corporate costs.

Within the Other segment, Precision Coatings’ net sales for the second quarter of 2016 were $38.5 million, which compares to net sales of $38.3 million for the second quarter of 2015. Value-added sales for the second quarter of 2016 were $25.1 million, compared to value-added sales of $25.2 million for the same period of 2015.

Precision Coatings’ operating profit for the second quarter of 2016 was $2.3 million or 9% of value-added sales, compared to $0.6 million of operating profit recorded in the same period last year. The increase in profits is due to the improved product mix, increased manufacturing yields and realization of restructuring cost savings.

OUTLOOK

The second quarter 2016 consolidated financial results were in-line with our expectations despite the absence of beryllium hydroxide sales. Favorable results in both Advanced Materials and Precision Coatings offset the performance decline in the Performance Alloy and Composites segment. We continue to forecast hydroxide sales in the second half of 2016 in anticipation of completing negotiations with our hydroxide customers.

The relative strength of our end markets remain mixed. Defense remains strong. Our largest end market, consumer electronics, while returning to year-over-year growth in the second quarter, is not anticipated to be as strong as previously forecasted in the second half. Therefore, the combination of reduced hydroxide sales, the softer expected growth in our largest end market, partially offset by enhanced performance in several of our businesses, we are narrowing the full-year adjusted earnings guidance to $1.30 to $1.40 per share, diluted, from the previous annual guidance range of $1.30 to $1.55 per share, diluted.

CONFERENCE CALL

Materion Corporation will host a conference call with analysts at 9:00 a.m. Eastern Time, July 28, 2016. The conference call will be available via webcast through the Company’s website at www.materion.com or through www.InvestorCalendar.com. By phone, please dial (877) 407-0778. Callers outside the U.S. can dial (201) 689-8565. A replay of the call will be available until August 12, 2016 by dialing (877) 660-6853 or (201) 612-7415; please reference Conference ID Number 13640503. The call will also be archived on the Company’s website.

FORWARD-LOOKING STATEMENTS

Portions of the narrative set forth in this document that are not statements of historical or current facts are forward-looking statements, in particular, the outlook provided above. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors.

These factors include, in addition to those mentioned elsewhere herein:

▪	Actual net sales, operating rates and margins for 2016;

▪	The global economy;

▪	The impact of any U.S. Federal Government shutdowns and sequestrations;

▪
The condition of the markets which we serve, whether defined geographically or by segment, with the major market segments being: consumer electronics, industrial components, medical, automotive electronics, defense, telecommunications infrastructure, energy, commercial aerospace and science;

▪	Our ability to successfully complete negotiations with our largest customer regarding sales of beryllium hydroxide;

▪	Changes in product mix and the financial condition of customers;

▪	Our success in developing and introducing new products and new product ramp-up rates;

▪	Our success in passing through the costs of raw materials to customers or otherwise mitigating fluctuating prices for those materials, including the impact of fluctuating prices on inventory values;

▪	Our success in identifying acquisition candidates and in acquiring and integrating such businesses;

▪	The impact of the results of acquisitions on our ability to fully achieve the strategic and financial objectives related to these acquisitions;

▪	Our success in implementing our strategic plans and the timely and successful completion and start-up of any capital projects;

▪	The availability of adequate lines of credit and the associated interest rates;

▪
Other financial factors, including the cost and availability of raw materials (both base and precious metals), physical inventory valuations, metal financing fees, tax rates, exchange rates, pension costs and required cash contributions and other employee benefit costs, energy costs, regulatory compliance costs, the cost and availability of insurance, and the impact of the Company’s stock price on the cost of incentive compensation plans;

▪	Our ability to strengthen our internal control over financial reporting and disclosure controls and procedures;

▪	The uncertainties related to the impact of war, terrorist activities and acts of God;

▪	Changes in government regulatory requirements and the enactment of new legislation that impacts our obligations and operations;

▪	The conclusion of pending litigation matters in accordance with our expectation that there will be no material adverse effects;

▪	The success of the realignment of our businesses; and

▪	The risk factors as set forth in Part 1, Item 1A of our Form 10-K for the year ended December 31, 2015.
Materion Corporation is headquartered in Mayfield Heights, Ohio. The Company, through its wholly owned subsidiaries, supplies highly engineered advanced enabling materials to global markets. Products include precious and non-precious specialty metals, inorganic chemicals and powders, specialty coatings, specialty engineered beryllium alloys, beryllium and beryllium composites, and engineered clad and plated metal systems.

Investor Contact:                    Media Contact:

Michael C. Hasychak                Patrick S. Carpenter
(216) 383-6823                    (216) 383-6835
mike.hasychak@materion.com            patrick.carpenter@materion.com

http://www.materion.com
Mayfield Hts-g
###

Attachment 1
Materion Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited)

	Second Quarter Ended		Six Months Ended
(In thousands except per share amounts)	July 1, 2016	July 3, 2015	July 1, 2016	July 3, 2015
Net sales	$249,776	$276,855	$485,287	$566,879
Cost of sales	204,470	225,528	396,624	463,197
Gross margin	45,306	51,327	88,663	103,682
Selling, general, and administrative expense	32,437	34,594	62,924	72,527
Research and development expense	3,171	3,586	6,623	6,934
Other — net	3,921	36	5,807	(2,122)
Operating profit	5,777	13,111	13,309	26,343
Interest expense — net	512	650	927	1,307
Income before income taxes	5,265	12,461	12,382	25,036
Income tax (benefit) expense	(284)	3,394	1,465	6,985
Net income	$5,549	$9,067	$10,917	$18,051
Basic earnings per share:
Net income per share of common stock	$0.28	$0.45	$0.55	$0.90
Diluted earnings per share:
Net income per share of common stock	$0.27	$0.44	$0.54	$0.88
Cash dividends per share	$0.095	$0.090	$0.185	$0.175
Weighted-average number of shares of common stock outstanding:
Basic	20,015	20,153	20,016	20,149
Diluted	20,214	20,499	20,220	20,491

Attachment 2
Materion Corporation and Subsidiaries
Consolidated Balance Sheets

	(Unaudited)
(Thousands)	July 1, 2016	December 31, 2015
Assets
Current assets
Cash and cash equivalents	$20,985	$24,236
Accounts receivable	111,752	97,236
Inventories	211,965	211,820
Prepaid expenses	13,663	12,799
Total current assets	358,365	346,091
Long-term deferred income taxes	27,443	25,743
Property, plant and equipment	856,795	833,834
Less allowances for depreciation, depletion and amortization	(592,117)	(570,205)
Property, plant and equipment—net	264,678	263,629
Intangible assets	10,936	13,389
Other assets	5,760	6,716
Goodwill	86,725	86,725
Total Assets	$753,907	$742,293
Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt	$14,823	$8,990
Accounts payable	30,213	31,888
Salaries and wages	21,665	27,494
Other liabilities and accrued items	23,355	22,035
Income taxes	4,254	2,373
Unearned revenue	2,953	3,695
Total current liabilities	97,263	96,475
Other long-term liabilities	18,049	18,435
Retirement and post-employment benefits	86,864	92,794
Unearned income	43,661	45,953
Long-term income taxes	1,293	1,293
Deferred income taxes	167	110
Long-term debt	13,884	4,276
Shareholders’ equity	492,726	482,957
Total Liabilities and Shareholders’ Equity	$753,907	$742,293

Attachment 3
Materion Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended
(Thousands)	July 1, 2016	July 3, 2015
Cash flows from operating activities:
Net income	$10,917	$18,051
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation, depletion and amortization	23,497	20,117
Amortization of deferred financing costs in interest expense	281	331
Stock-based compensation expense	1,919	3,357
(Gain) loss on sale of property, plant, and equipment	(695)	308
Deferred income tax (benefit) expense	(1,489)	1,931
Changes in assets and liabilities net of acquired assets and liabilities:
Decrease (increase) in accounts receivable	(13,013)	(4,622)
Decrease (increase) in inventory	1,153	2,150
Decrease (increase) in prepaid and other current assets	(782)	(4,037)
Increase (decrease) in accounts payable and accrued expenses	(7,871)	(16,882)
Increase (decrease) in unearned revenue	(743)	(283)
Increase (decrease) in interest and taxes payable	1,310	3,240
Increase (decrease) in long-term liabilities	(6,221)	(1,801)
Other-net	771	(817)
Net cash provided by operating activities	9,034	21,043
Cash flows from investing activities:
Payments for purchase of property, plant, and equipment	(14,326)	(16,564)
Payments for mine development	(7,806)	(10,100)
Proceeds from sale of property, plant, and equipment	827	18
Net cash used in investing activities	(21,305)	(26,646)
Cash flows from financing activities:
Proceeds from issuance of short-term debt	5,805	2,346
Proceeds from issuance of long-term debt	10,000	51,000
Repayment of long-term debt	(399)	(33,110)
Principal payments under capital lease obligations	(425)	(404)
Cash dividends paid	(3,704)	(3,523)
Repurchase of common stock	(2,663)	(2,748)
Net cash provided by financing activities	8,614	13,561
Effects of exchange rate changes	406	(479)
Net change in cash and cash equivalents	(3,251)	7,479
Cash and cash equivalents at beginning of period	24,236	13,150
Cash and cash equivalents at end of period	$20,985	$20,629

Attachment 4
Materion Corporation and Subsidiaries
Reconciliation of Non-GAAP Measure - Value-added Sales
(Unaudited)

	Second Quarter Ended						Six Months Ended
(Millions)	July 1, 2016			July 3, 2015			July 1, 2016			July 3, 2015
Net Sales
PAC	$97.7			$107.7			$188.3			$211.0
AM	113.6			131.4			221.7			281.3
Other	38.5			37.8			75.3			74.6
PC		38.5			38.3			75.3			74.9
Corp		—			(0.5)			—			(0.3)
Total	$249.8			$276.9			$485.3			$566.9

Less: Pass-through Metal Cost
PAC	$14.3			$16.2			$26.7			33.9
AM	66.6			84.7			132.6			182.9
Other	15.0			13.6			28.2			25.1
PC		13.4			13.1			25.6			25.1
Corp		1.6			0.5			2.6			—
Total	$95.9			$114.5			$187.5			$241.9

Value-added Sales (non-GAAP)
PAC	$83.4			$91.5			$161.6			$177.1
AM	47.0			46.7			89.1			98.4
Other	23.5			24.2			47.1			49.5
PC		25.1			25.2			49.7			49.8
Corp		(1.6)			(1.0)			(2.6)			(0.3)
Total	$153.9			$162.4			$297.8			$325.0

Gross Margin			% of VA			% of VA			% of VA			% of VA
PAC	$16.3		20%	$25.5		28%	$34.0		21%	$48.6		27%
AM	19.1		41%	18.8		40%	34.9		39%	39.5		40%
Other	9.9		—	7.0		—	19.8		—%	15.6		—
PC		9.5	38%		7.5	30%		19.5	39%		15.8	32%
Corp		0.4	—		(0.5)	—		0.3	—%		(0.2)	—
Total	$45.3		29%	$51.3		32%	$88.7		30%	$103.7		32%

Operating Profit			% of VA			% of VA			% of VA			% of VA
PAC	$0.2		—%	$9.3		10%	$1.7		1%	$16.1		9%
AM	7.3		16%	7.4		16%	12.5		14%	16.3		17%
Other	(1.7)		—	(3.6)		—	(0.9)		—%	(6.1)		—
PC		2.3	9%		0.6	2%		6.4	13%		2.3	5%
Corp		(4.0)	—		(4.2)	—		(7.3)	—%		(8.4)	—
Total	$5.8		4%	$13.1		8%	$13.3		4%	$26.3		8%

	Second Quarter Ended						Six Months Ended
(Millions)	July 1, 2016			July 3, 2015			July 1, 2016			July 3, 2015
Special Items
PAC	$—			$—			$—			$—
AM	—			—			—			—
Other	2.3			—			2.3			(2.1)
PC		—			—			—			—
Corp		2.3			—			2.3			(2.1)
Total	$2.3			$—			$2.3			$(2.1)

Operating Profit Excluding Special Items			% of VA			% of VA			% of VA			% of VA
PAC	$0.2		—%	$9.3		10%	$1.7		1%	$16.1		9%
AM	7.3		16%	7.4		16%	12.5		14%	16.3		17%
Other	0.6		—	(3.6)		—	1.4		—	(8.2)		—
PC		2.3	9%		0.6	2%		6.4	13%		2.3	5%
Corp		(1.7)	—		(4.2)	—		(5.0)	—		(10.5)	—
Total	$8.1		5%	$13.1		8%	$15.6		5%	$24.2		7%

The cost of gold, silver, platinum, palladium, and copper is passed through to customers and, therefore, the trends and comparisons of net sales are affected by movements in the market price of these metals. Internally, management also reviews net sales on a value-added basis. Value-added sales are a non-GAAP measure that deducts the value of the pass-through metals sold from net sales. Value-added sales allows management to assess the impact of differences in net sales between periods or segments and analyze the resulting margins and profitability without the distortion of the movements in pass-through metal prices. The dollar amount of gross margin and operating profit is not affected by the value-added sales calculation. The Company sells other metals and materials that are not considered direct pass throughs, and these costs are not deducted from net sales to calculate value-added sales.

The Company’s pricing policy is to pass the cost of these metals on to customers in order to mitigate the impact of price volatility on the Company’s results from operations. Value-added information is being presented since changes in metal prices may not directly impact profitability. It is the Company’s intent to allow users of the financial statements to review sales with and without the impact of the pass-through metals.

Attachment 5
Materion Corporation and Subsidiaries
Reconciliation of Non-GAAP Measures - Profitability
(Unaudited)

	Second Quarter Ended		Six Months Ended
(Millions except per share amounts)	July 1, 2016	July 3, 2015	July 1, 2016	July 3, 2015
GAAP as Reported
Net Sales	$249.8	$276.9	$485.3	$566.9
Gross margin	45.3	51.3	88.7	103.7
Operating profit	5.8	13.1	13.3	26.3
Net income	5.5	9.1	10.9	18.1
EPS - Diluted	$0.27	$0.44	$0.54	$0.88

Adjustment for Special Items
Cost of sales	$—	$—	$—	$—
Selling, general, and administrative expense	1.9	—	1.9	1.7
Other-net	0.4	—	0.4	(3.8)
Total special items	$2.3	$—	$2.3	$(2.1)
Special items - net of tax	$1.5	$—	$1.5	$(1.5)
Tax Special Item	$(0.9)	$—	$(0.9)	$0.2

Non-GAAP Measures - Adjusted Profitability
Value-added (VA) sales	$153.9	$162.4	$297.8	$325.0
Gross margin	45.3	51.3	88.7	103.7
Gross margin % of VA	29.4%	31.6%	29.8%	31.9%
Operating profit	8.1	13.1	15.6	24.2
Operating profit % of VA	5.3%	8.1%	5.2%	7.4%
Net income	6.1	9.1	11.5	16.8
EPS - Diluted	$0.31	$0.44	$0.57	$0.82

In addition to presenting financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), this earnings release contains financial measures, including gross margin, operating profit, net income and earnings per share, on a non-GAAP basis. As detailed in the above reconciliation, we have adjusted the results for certain special items such as the net recovery from insurance and other litigation claims, legacy environmental costs, merger and acquisition costs, and certain income tax items from the applicable GAAP measure. Internally, management reviews the results of operations without the impact of these costs in order to assess the profitability from ongoing activities. We are providing this information because we believe it will assist investors in analyzing our financial results and, when viewed in conjunction with the GAAP results, provide a more comprehensive understanding of the factors and trends affecting our operations.

Attachment 6
Materion Corporation and Subsidiaries
Value-added sales by Market
(Unaudited)

	Second Quarter Ended			Six Months Ended
(Millions)	July 1, 2016	July 3, 2015	% Change	July 1, 2016	July 3, 2015	% Change
Materion Corporation
Consumer Electronics	$43.6	$42.7	2.1%	$81.7	$87.2	(6.3)%
Industrial Components	23.4	23.3	0.4%	45.2	48.5	(6.8)%
Medical	17.5	17.8	(1.7)%	35.8	35.5	0.8%
Defense	15.0	11.4	31.6%	29.3	21.0	39.5%
Automotive Electronics	13.6	15.0	(9.3)%	26.3	30.0	(12.3)%
Telecom Infrastructure	10.2	10.4	(1.9)%	18.7	19.6	(4.6)%
Energy	7.5	9.1	(17.6)%	16.4	21.5	(23.7)%
Other	23.1	32.7	(29.4)%	44.4	61.7	(28.0)%
Total	$153.9	$162.4	(5.2)%	$297.8	$325.0	(8.4)%
Performance Alloy and Composites
Consumer Electronics	$16.6	$16.5	0.6%	$31.4	$32.4	(3.1)%
Industrial Components	17.1	17.4	(1.7)%	32.4	35.5	(8.7)%
Medical	1.8	1.7	5.9%	3.6	3.6	—%
Defense	9.6	6.8	41.2%	19.3	11.7	65.0%
Automotive Electronics	13.0	13.7	(5.1)%	24.9	27.5	(9.5)%
Telecom Infrastructure	7.8	7.7	1.3%	14.0	14.3	(2.1)%
Energy	4.4	5.4	(18.5)%	10.0	13.7	(27.0)%
Other	13.1	22.3	(41.3)%	26.0	38.4	(32.3)%
Total	$83.4	$91.5	(8.9)%	$161.6	$177.1	(8.8)%
Advanced Materials
Consumer Electronics	$21.8	$21.7	0.5%	$41.1	$45.1	(8.9)%
Industrial Components	5.7	5.1	11.8%	10.7	11.4	(6.1)%
Medical	3.0	2.6	15.4%	5.8	5.3	9.4%
Defense	1.7	1.5	13.3%	3.2	3.5	(8.6)%
Automotive Electronics	—	—	—%	—	—	—%
Telecom Infrastructure	2.4	2.7	(11.1)%	4.7	5.3	(11.3)%
Energy	3.1	3.7	(16.2)%	6.4	7.8	(17.9)%
Other	9.3	9.4	(1.1)%	17.2	20.0	(14.0)%
Total	$47.0	$46.7	0.6%	$89.1	$98.4	(9.5)%
Other
Consumer Electronics	$5.2	$4.5	15.6%	$9.2	$9.7	(5.2)%
Industrial Components	0.6	0.8	(25.0)%	2.1	1.6	31.3%
Medical	12.7	13.5	(5.9)%	26.4	26.6	(0.8)%
Defense	3.7	3.1	19.4%	6.8	5.8	17.2%
Automotive Electronics	0.6	1.3	(53.8)%	1.4	2.5	(44.0)%
Telecom Infrastructure	—	—	—%	—	—	—%
Energy	—	—	—%	—	—	—%
Other	0.7	1.0	(30.0)%	1.2	3.3	(63.6)%
Total	$23.5	$24.2	(2.9)%	$47.1	$49.5	(4.8)%